UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

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First Cash Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

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To Our Stockholders:

We cordially invite you to attend the Annual Meeting of Stockholders of First Cash Financial Services, Inc., which will be held on Tuesday, June 12, 2012, at 10:00 a.m. CDT at our corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas, 76011. At this meeting you will be asked to act upon the proposals as contained herein. You should read with care the attached Proxy Statement, which contains detailed information about these proposals.

Your vote is important, and accordingly, we urge you to complete, sign, date and return your Proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your Proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the Proxy, you have assured representation of your shares.

We hope that you will be able to join us on June 12.

Very truly yours,

/s/ Rick L. Wessel

Rick L. Wessel

Chairman of the Board,

Chief Executive Officer and President

First Cash Financial Services, Inc.

690 East Lamar Boulevard, Suite 400

Arlington, Texas 76011

_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2012

_______________

Notice is hereby given that the Annual Meeting of Stockholders of First Cash Financial Services, Inc. (the "Company") will be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT on Tuesday, June 12, 2012, for the following purposes:

1.

To elect Mr. Rick L. Wessel as a director of the Company;

2.

To ratify the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012;

3.

To consider an advisory vote on the compensation of the Company’s named executive officers;

4.

To transact such other business as may properly come before the meeting.

Common stockholders of record at the close of business on April 18, 2012 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ R. Douglas Orr

Arlington, Texas

R. Douglas Orr

April 18, 2012

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

First Cash Financial Services, Inc.

690 East Lamar Boulevard, Suite 400

Arlington, Texas 76011

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PROXY STATEMENT

Annual Meeting of Stockholders

_______________

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of First Cash Financial Services, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT, on Tuesday, June 12, 2012, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about May 3, 2012.

The close of business on April 18, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 28,609,333 shares of the Company’s common stock, par value $.01 per share ("Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Item One (Election of Director). A plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the election of directors under Item 1 as set forth in the accompanying Notice. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on Item 1 and will have no effect on the outcome of the vote.

Item Two (Ratification of Independent Registered Public Accounting Firm). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Item 2. The ratification of the selection of Hein & Associates LLP as the Company’s independent public accountants for 2012 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. Therefore there will be no broker non-votes on this proposal. Abstentions will have the same effect as votes against Item 2.

Item Three (Advisory Vote on Executive Compensation). The non-binding resolution to approve the compensation of the Company’s executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the proposal. Broker non-votes will not be counted as having been voted on Item 3, and will have no effect on the outcome of the vote. Abstentions will have the same effect as votes against Item 3.

 Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been voted on such a proposal, and will have no effect on the outcome of the vote. Abstentions will have the same effect as votes against any shareholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card we mail you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker or nominee provides to you or as your broker or nominee otherwise instructs.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted to: (i) ELECT MR. RICK L. WESSEL AS A DIRECTOR; (ii) RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2012; (iii) APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (iv) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

ANNUAL REPORT

The Annual Report on Form 10-K, covering the Company’s fiscal year ended December 31, 2011 including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website. The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to R. Douglas Orr, Chief Financial Officer, at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

ITEM 1

TO ELECT ONE DIRECTOR

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors howsoever resulting may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The stockholders will elect one director for the coming year; the nominee presently serves as a director of the Company and will be appointed for a term of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominee listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors of the Company currently consists of four directors divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serving until the earlier of (i) resignation or (ii) expiration of their terms at the annual meeting of stockholders in the years indicated are as follows:  2012 - Mr. Rick L. Wessel; 2013 - Amb. Jorge Montaño; and 2014 - Messrs. Mikel D. Faulkner and Randel G. Owen.

The director standing for election at this year’s Annual Meeting of Stockholders is as follows:

Rick L. Wessel, age 53, has served as chairman of the board since October 2010, as chief executive officer since November 2006, as president since May 1998 and has been a director since November 1992. He previously served as vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Directors Not Standing For Election

Mikel D. Faulkner, age 62, was appointed to the Board of Directors in 2009. He has served as chief executive officer of HKN, Inc. (NYSE Amex: HKN) since 1982 and president of HKN since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company engaged both in the development and production of crude oil, natural gas and coalbed methane assets. Since 2002, Mr. Faulkner has also served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM). The Company believes that Mr. Faulkner is qualified to serve as a director of the Company based on his experience as a chief executive officer and board member for publicly-held, multi-national corporations.

Randel G. Owen, age 53, was appointed to the Board of Directors in 2009. He has served as chief financial officer and executive vice president of Emergency Medical Services Corporation since 2005. EMS is the holding company for American Medical Response and EmCare. Mr. Owen’s recent employment experience also includes service as executive vice president and chief financial officer of American Medical Response from 2003 to 2005 and experience in a progression of senior financial positions, including chief financial officer, at EmCare Holdings, Inc. from 1999 to 2003. The Company believes that Mr. Owen is qualified to serve as a director of the Company based on his experience as the principal financial and accounting officer for a publicly-held corporation.

Ambassador Jorge Montaño, age 66, was elected to the Board of Directors in 2010. He is a native and resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. His extensive diplomatic career includes service as Ambassador of Mexico to the United States, Permanent representative of Mexico to the United Nations and Assistant Secretary of Foreign Affairs. He was part of Mexico’s NAFTA negotiations team and a private consultant on NAFTA affairs. Amb. Montaño is currently the President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm, a position he has held since 1995. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México since 1996. Amb. Montaño has a doctoral degree in international affairs from the London School of Economics. The Company believes that Amb. Montaño is qualified to serve as a director of the Company based on his educational background and experience as an international diplomat and business consultant.

Required Vote

Proxies will be voted for the election of Mr. Wessel as a director of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominee as a director. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance” section.

Recommendation of the Board of Directors

The Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommend a vote “FOR” the election of Mr. Wessel.

Corporate Governance

Board of Directors, Committees and Meetings

The Board of Directors held nine meetings during the year ended December 31, 2011. Messrs. Wessel, Faulkner, Owen and Amb. Montaño each attended, either telephonically or in person, all of the meetings of the Board of Directors during the year ended December 31, 2011. Members of the Board of Directors are encouraged to attend the Company’s annual meeting; however, attendance is not mandatory. Mr. Wessel attended last year’s Annual Meeting telephonically.

During 2011, the Audit and Compensation Committees each consisted of Mr. Faulkner, Mr. Owen and Amb. Montaño; the Nominating and Corporate Governance Committee consisted of Mr. Owen and Amb. Montaño. The Audit Committee held four meetings during the year ended December 31, 2011, the Compensation Committee held five meetings during the year ended December 31, 2011, and the Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2011. Each member attended 100% of the committee meetings, either in person or telephonically.

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company's independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit function. The Board of Directors has determined that Messrs. Mikel D. Faulkner and Randel G. Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and independent under the listing standards of The Nasdaq Stock Market (“Nasdaq”).

Compensation Committee. The Compensation Committee approves the standards for salary ranges for executive, managerial and technical personnel of the Company and establishes, subject to existing employment contracts, the specific compensation, incentive and bonus plans of all corporate officers. In addition, the Compensation Committee oversees the Company’s stock option plans and the incentive compensation plans.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders.

Directors' Fees

For the year ended December 31, 2011, the independent directors received compensation for service as a director and attending the 2011 meetings of the Board of Directors and committee meetings thereof. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. See “Compensation of Directors” for a complete summary.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its directors, officers, and employees. This Code of Ethics is publicly available on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Ethics on its website in accordance with applicable Nasdaq and the Securities and Exchange Commission (“SEC”) requirements. In addition, the Board of Directors has adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Code of Ethics and committee charters can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s Code of Ethics and committee charters are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

Director Election (Majority Voting) Policy

In April 2012, the Company adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Governance Committee will consider any tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission and the rules of the Nasdaq), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the “withheld” votes.

Director Independence

The Board of Directors has determined that, with the exception of Rick L. Wessel, chief executive officer and president of the Company, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq and the SEC and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No director is deemed independent unless the Board of Directors affirmatively determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•

The Company structures its pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (both annual cash awards and equity-based incentive compensation) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, the Company’s annual cash awards are based primarily on achieving earnings per share targets. For long-term performance, restricted stock awards generally vest over at least four years and only vest if the Company achieves annual earnings growth targets over a multi-year vesting period. The Company feels that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because net income and earnings per share are the primary performance measures for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incentivize management to drive sales or growth targets without regard to cost structure. If the Company is not profitable at a reasonable level, there are no payouts under the annual incentive cash award program.

•

The Company caps cash payments under the annual incentive plan, which the Company believes also mitigates excessive risk taking. Even if the company dramatically exceeds its net income and earnings per share targets, bonus payouts are limited by such caps. Conversely, the Company has a floor on the net income and earnings per share targets so that profitability below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•

The Company’s bonus program has been structured around attainment of net income and earnings per share targets for many years and the Company has seen no evidence that it encourages unnecessary or excessive risk taking.

•

The Company’s use of distinct long-term incentive vehicles - both restricted stock awards and stock options - having either premium price features and/or vesting over a number of years, thereby providing strong incentives for sustained operational and financial performance.

•

The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

The Board recognizes that the leadership structure and combination or separation of the chief executive officer and chairman roles is driven by the needs of the Company at any point in time. The Board does not believe there should be a fixed rule as to whether the offices of chairman and chief executive officer should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

The Board has determined that the Company and its stockholders are currently best served by having one person serve as both chairman and chief executive officer as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Wessel’s service as chairman facilitates the Board’s decision-making process because Mr. Wessel has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Wessel is the only member of executive management who is also a director. The Board does not have a lead independent director.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on the Board of Directors. However, the Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Contacting Directors

The Board of Directors has established a procedure for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director at any time by writing to the Company’s Corporate Secretary at the Company’s address, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications will be sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2011.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee reviews compensation paid to management and recommends to the Board of Directors appropriate executive and director compensation. During 2011, Mr. Faulkner, Mr. Owen and Amb. Montaño served as members of the Compensation Committee, were not employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure.

ITEM 2

RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2012

The Audit Committee selected Hein & Associates LLP (“Hein & Associates”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2012. The Board of Directors has endorsed this appointment.

Hein & Associates was first engaged in March 2004 as the Company’s principal accountant. The firm has served as the independent accountant to the Company and has audited the Company’s consolidated financial statements for the eight most recent years ended December 31, 2011.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by Hein & Associates for the years ended December 31, 2011 and 2010, respectively, were as follows:

	2011	2010
Services Provided
Audit	$260,428	$252,315
Audit related	-	-
Tax	-	-
All other	-	-
Total	$260,428	$252,315

The audit fees for the years ended December 31, 2011 and 2010 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Sarbanes Oxley Section 404, issuance of consents, and review of the Company’s SEC filings.

Audit Committee Pre-Approval Policies and Procedures

The 2011 and 2010 audit services provided by Hein & Associates were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of Hein & Associates as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Hein & Associates to the stockholders for ratification. In the event the stockholders do not ratify the appointment of Hein & Associates as the independent registered public accounting firm for the year ending December 31, 2012, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year ending December 31, 2012, it is contemplated that the appointment for the year ending December 31, 2012 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

Representatives of Hein & Associates are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Audit Committee’s selection of Hein & Associates.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

ITEM 3

TO VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the two other most highly compensated executive officers (collectively, the “named executive officers”) as disclosed in this proxy statement in accordance with SEC rules.

At the 2011 Annual Meeting, the Company held its first non-binding stockholder advisory vote on executive compensation and received a strong shareholder vote (95% affirmative) approving the compensation of the Company’s named executive officers. At the 2011 Annual Meeting, the stockholders also recommended in an advisory vote to hold future say-on-pay votes on an annual basis. As such, the Board of Directors has determined to hold this advisory vote on the compensation of named executive officers each year.

Accordingly, the Board is seeking the advisory vote of stockholders on the compensation of the named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

In 2011, the Company’s named executive officers made and effectively managed the execution of key business and strategic decisions that helped First Cash achieve strong financial results, which include the highest consolidated total revenue and earnings in Company history. In 2011, consolidated total revenue from continuing operations increased 23% over 2010, net income from continuing operations increased 38% over 2010, and diluted earnings per share from continuing operations increased 36% over 2010. These accomplishments were especially significant given the slow recovery and the threat of continued volatility in the U.S. and global economy.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and cast a vote to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee or Board will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the named executive officers for the 2011 Fiscal Year.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	53	Chief Executive Officer and President
Stephen O. Coffman	50	Chief Operating Officer
R. Douglas Orr	51	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Peter H. Watson	63	General Counsel
Jim A. Motley	48	Vice President, Finance

Stephen O. Coffman joined the Company in March 2008 as the chief operating officer. Prior to joining the Company, Mr. Coffman served as president of Wasp Barcode Technologies, a multi-national manufacturer of barcode hardware and software solutions for small to mid-size businesses, from 2001 through March 2008. Prior to his seven-year tenure with Wasp Barcode, Mr. Coffman served in senior management roles, focused on operations and finance, in the retail and manufacturing industries. Mr. Coffman launched his career as a business consultant with Deloitte & Touche, where he gained a background in operations, business planning, finance and other facets of management.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as chief financial officer, and since January 2005, Mr. Orr has served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Peter H. Watson joined the Company in May 2010 as general counsel. Previously, he had an established private law practice in Minnesota for more than 30 years, where he specialized in advising clients on business opportunities in Latin America. During this time, he worked on a consulting basis for the Company on matters related to its operations in Mexico. Mr. Watson is a licensed attorney in Minnesota and Texas. He received a BA from Syracuse University in 1971 and a J.D. degree from the University of Missouri at Kansas City in 1976.

James A. Motley joined the Company in April 2007 as vice president of finance. Prior to joining the Company, Mr. Motley served as vice president of merchandise finance at Radio Shack. Before that, Mr. Motley served for seven years as controller, vice president of finance and ultimately chief financial officer at Gadzooks, a mall-based retailer of teen apparel. Mr. Motley began his career with seven years in the audit practice of Price Waterhouse LLP, where he served clients primarily in the retail sector.

Biographical information with respect to Mr. Wessel was previously provided under Item 1.

All officers serve at the discretion of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 18, 2012, the number and percentage of outstanding shares of our Common Stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (b) each of our directors or director nominees; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all directors and executive officers, as a group. As of April 18, 2012, there were 28,609,333 shares of Common Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

		Shares Beneficially Owned
Name		Number	Percent
Blackrock Inc.	(1)	2,275,957	7.96%
Richard T. Burke	(2)	1,781,806	6.23
Vanguard Group Inc.	(3)	1,563,294	5.46

Officers and Directors:
Rick L. Wessel	(4)	1,343,405	4.57
R. Douglas Orr	(5)	361,000	1.25
Stephen O. Coffman	(6)	79,000	0.28
Jim A. Motley	(7)	12,848	0.04
Peter H. Watson	(8)	250	-
Mikel D. Faulkner		-	-
Jorge Montaño		-	-
Randel G. Owen		-	-

Executive officers and directors as a group
(8 persons, including the nominee(s) for director)		1,796,503	6.14%

(1)

According to a Schedule 13G filed with the SEC on February 13, 2012, Blackrock Inc. beneficially owns 2,275,957 shares. Blackrock Inc.’s address is 40 East 52nd Street, New York, NY 10022.

(2)

Mr. Burke is a former director of the Company. Mr. Burke’s address is 15290 N 78th Way, Suite B200, Scottsdale, AZ  85260.

(3)

According to a Schedule 13G filed with the SEC on February 9, 2012, Vanguard Group Inc. beneficially owns 1,563,294 shares. Vanguard Group Inc.’s address is 100 Vanguard Blvd., Malvern. PA 19355.

(4)

Comprised of (i) a warrant to purchase 240,000 shares at a price of $3.83 per share to expire in May 2013, (ii) a stock option to purchase 90,000 shares at a price of $15.00 per share to expire in January 2015, (iii) a stock option to purchase 90,000 shares at a price of $17.50 per share to expire in January 2015, (iv) a stock option to purchase 90,000 shares at a price of $20.00 per share to expire in January 2015, (v) a stock option to purchase 90,000 shares at a price of $15.00 per share to expire in December 2015, (vi) a stock option to purchase 90,000 shares at a price of $17.00 per share to expire in December 2015, (vii) a stock option to purchase 90,000 shares at a price of $19.00 per share to expire in December 2015, and (viii) 563,405 shares of common stock.

(5)

Comprised of (i) a stock option to purchase 60,000 shares at a price of $17.50 per share to expire in January 2015, (ii) a stock option to purchase 60,000 shares at a price of $20.00 per share to expire in January 2015, (iii) a stock option to purchase 60,000 shares at a price of $15.00 per share to expire in December 2015, (iv) a stock option to purchase 60,000 shares at a price of $17.00 per share to expire in December 2015, (v) a stock option to purchase 60,000 shares at a price of $19.00 per share to expire in December 2015, and (vi) 61,000 shares of common stock.

(6)

Comprised of (i) an option to purchase 70,000 shares at a price of $10.00 per share to expire in March 2018 and (ii) 9,000 shares common stock.

(7)

Comprised of (i) a stock option to purchase 12,498 shares at a price of $24.57 per share to expire in April 2017 and (ii) 350 shares of common stock.

(8)

Comprised of 250 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options under shareholder-approved plans as of December 31, 2011. Additionally, the Company has in the past issued warrants to purchase shares of common stock to certain key members of management, members of the Board of Directors that are not employees or officers, and to other third parties. The issuance of warrants is not approved by shareholders, and each issuance is generally negotiated between the Company and such recipients.

			Number of securities
			remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category
Equity compensation plans
approved by security
holders	1,945,000 (1)	$17.30	1,162,000
Equity compensation plans
not approved by security
holders	240,000	3.83	-
Total	2,185,000	15.82	1,162,000

(1)

 Includes 76,000 non-vested restricted stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s compensation philosophy is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. This is best accomplished by:

•

paying senior executives a base salary commensurate with their backgrounds, special skill sets, responsibilities and competitive practice;

•

offering incentive compensation conditioned not only on the executive’s individual performance, but also on his or her contribution to the Company’s consolidated financial results; and

•

making periodic grants of equity awards in order to induce executives to remain in the Company’s employment as well as align their interests with those of the Company’s stockholders.

The Compensation Committee retains broad flexibility in the administration of the Company’s compensation packages. This flexibility is critical to retaining senior executives, including all of the named executive officers.

The Compensation Committee reviews and administers the compensation program for each of the named executive officers. Compensation is typically set at the first meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the chief executive officer and chief financial officer, both of whom provide insight into how individual executives are performing.

In addition, the Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense. The Compensation Committee may not, however, delegate its authority to others.

The Board of Directors sets non-management and non-consultant directors’ compensation at the recommendation of the Compensation Committee. See “Compensation of Directors.”

Benchmarking and Use of Consultant

Peer Group: The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies in the specialty consumer finance/retail industry within a range of market cap and revenue size similar to the Company. The Compensation Committee, while mindful of the compiled data from the peers, has not established a certain range of compensation for any element of pay from the peer group but used it as a general guideline for discussion. The overall goal of this process is to enable the Company to provide total compensation packages that are competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

In determining compensation for its named executive officers, each element of its compensation program is compared against published data.  The Committee updates the peer group compensation data annually by utilizing the services of Equilar, a company that provides a comprehensive compensation database relating to executive compensation practices at publicly-traded companies, including the peer group.

Industry Peers
Aaron Rents, Inc.
Advance America, Cash Advance Centers, Inc.
America's Car-Mart, Inc.
Cash America International, Inc.
Dollar Financial Corp.
EZCORP, Inc.
QC Holdings, Inc.
Rent-A-Center, Inc.
World Acceptance Corp.

The Compensation Committee reviews the composition of its peer group on an annual basis. The Compensation Committee may elect to modify the group for future periods to reflect best practices in executive compensation or changes in its business or the business of other companies, in and outside the peer group.

In addition, the president and chief executive officer and the chief financial officer present industry compensation data based on reports prepared from information provided by Equilar Inc., a company that accumulates data from public filings, which the officers then sort by the peer group.

Role of the Chief Executive Officer in Executive Compensation Decisions: The Company’s chief executive officer works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs, performance issues and challenges and makes recommendations for consideration pertaining to the compensation of his subordinate team. The Compensation Committee takes these recommendations into consideration and either approves or works with chief executive officer to develop suitable proposals. The chief executive officer does not, however, make, participate in, provide input for or make recommendations about his own compensation.

Use of Independent Advisors: The Compensation Committee has, in the past, retained an independent advisor to evaluate industry compensation practices, including base, bonus and long-term incentive values including annual grant levels. In 2011, the Compensation Committee did not retain the services of any outside consultants or advisors. Rather, the Compensation Committee relied on previous studies and current market data prepared by Equilar, which the Compensation Committee determined to be sufficient for the purposes of making comparisons necessary to evaluate the Company’s executives’ compensation for 2011 or 2012.

Consideration of 2011 Stockholder Say on Pay Vote.

At the Company’s 2011 Annual Meeting of Stockholders, the stockholders overwhelmingly approved, on an advisory basis, the compensation of the named executive officers (95% of votes cast), and voted for approval of an annual frequency for future advisory votes with respect to named executive officer compensation (78% of votes cast). The Compensation Committee believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2012, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time. In addition, the Company’s Board of Directors has considered the stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on this matter, or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company.

Elements of Compensation

The Company’s principal focus is on total direct compensation, including a portion that is assured and a portion that is at risk. To achieve these objectives, the types of compensation paid to the named executive officers currently consists of base salary, annual discretionary cash bonuses, annual performance incentive compensation (primarily in the form of cash payments) and long-term incentive compensation (primarily in the form of restricted stock awards).

Base Salary

The Company offers what it believes to be competitive base salaries to its named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. In addition, base salary levels for the Company’s executive officers are set at levels the Compensation Committee believes to be, based on its general business experience, competitive in relation to the salary levels of executive officers in other companies within the specialty consumer finance industry or other companies of comparable size, growth, performance and complexity, taking into consideration the executive officer’s position, responsibility and need for special expertise. Annual salary increases, typically determined in January of each year, are not assured and adjustments to base salary compensation take into account subjective factors such as the executive’s performance against job expectations, and changes in the market, job responsibilities, and experience. In 2011, the average base salary increase for the named executive officers was 11%.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the named executive officers are intended to drive short-term (typically one year) operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - Certain named executive officers may receive annual incentive compensation through the Annual Performance Incentive Plan (“APIP”), which is provided under the term of the stockholder-approved Executive Performance Incentive Plan (the “Incentive Plan). The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. The Company’s Compensation Committee determines the participants in the Incentive Plan. Participation is limited to named executive officers that are deemed to have direct, overall responsibility for directing the strategy and operations of the Company. Three of the named executive officers positions were included as participants in the APIP for fiscal 2011:  the chief executive officer, the chief operating officer and the chief financial officer. The Compensation Committee also administers the calculation of amounts earned under the APIP. The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. Achievement of the target awards set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the participating executive officer. The primary criterion for achieving the target awards is earnings per share from continuing operations. Additional criteria include growth in revenue, gross profit and net income and attainment of store addition goals. The targets are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The target incentive awards (“Target Awards”) are set at a predetermined percentage of the executives’ annual base salary. These target award levels are reviewed periodically by the Compensation Committee. The target percentages for each participating executive officer are based on the scope of the named executive officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations. The range of target percentage payouts for the chief executive officer for fiscal 2011 was 0% to 300% of the participant’s base salary for 2011. The range of target percentage payouts for the chief operating officer and chief financial officer for fiscal 2011 was 0% to 175% of the participants’ base salary. The Compensation Committee retains certain discretion, as provided in the Incentive Plan, to adjust incentive awards in light of unusual or unforeseen developments that impact the Company or the industry in which the Company operates.

Annual Discretionary Cash Bonuses - The Company’s program also includes granting of discretionary annual cash bonuses reflecting the Company’s and the individual executive’s performance. Annual cash bonuses may be paid to named executive officers and other officers and executives to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of their peers at competing firms. The Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses. These cash bonuses may reflect a material part of the named executive officers’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses, if any, paid to the chief executive officer are determined and approved by the Compensation Committee. Annual cash bonuses paid to other named executive officers are calculated based on the chief executive officer’s recommendation and approved by the Compensation Committee. Annual cash bonuses are subject to the Compensation Committee’s discretion to award bonuses greater or lower than the recommended amount if they deem it appropriate. In fiscal 2011, the Compensation Committee awarded discretionary cash bonuses for achievement of certain operational and financial objectives of $37,000 to the general counsel and $90,000 to the vice president, finance.

Long-Term Incentive Compensation

The compensation objective of retaining the best people for the job leads the Company to make periodic equity award grants. These awards provide incentive for the named executive officers to stay with the Company over the long term. These equity awards also provide additional flexibility to the Compensation Committee to reward superior, or reflect subpar, performance by named executive officers.

Restricted Stock Awards - The Compensation Committee has established a Restricted Stock Incentive Plan (“RSIP”), which is a component of the Company’s Executive Performance Incentive Plan, for certain named executive officers. Vesting of the restricted stock awards under the RSIP is contingent upon the Company attaining defined measures of net income growth for future reporting periods. The Compensation Committee will certify the attainment of performance goals annually upon completion of each fiscal year, and any earned shares are distributed to participants following the end of the applicable performance period. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The Compensation Committee retains certain discretion, as provided in the RSIP, to adjust incentive awards in light of unusual or unforeseen developments that impact the Company or the industry in which the Company operates. The Company believes that such equity grants align the executives’ interests with those of the Company’s stockholders. The Company granted at total of 50,000 restricted stock awards under the RSIP in 2011 to the following named executive officers:  chief executive officer (30,000 award shares), chief operating officer (10,000 award shares) and chief financial officer (10,000 award shares). Vesting of the 2011 restricted stock awards under the RSIP is contingent upon the Company attaining defined measures of net income growth for reporting periods from 2011 through 2015. A total of 50,000 restricted stock awards were made to these same named executive officers in 2010 under similar vesting criteria. No other restricted stock awards were made under the RSIP to any other employees in 2011 and 2010.

During 2011, the Company also granted a total of 9,000 shares of restricted stock awards to other executives (including two of the named executive officers) of the Company. These were discretionary awards which vest ratably over time beginning in January 2012, and become fully vested in January 2018. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. During 2010, the Company granted similar discretionary awards totaling 13,000 shares of restricted stock awards to other executives (including one of the named executive officers at the date of grant) of the Company. These awards vest ratably over time beginning in January 2011, and become fully vested in January 2017.

From time to time, qualified stock options are granted by the Company to key executives and employees. Such option grants have always had exercise prices equal to or greater than the fair market value of the underlying stock at the time of grant. A total of 90,000 stock options were granted to certain employees in 2011. The options granted in 2011 vest ratably over time, beginning in 2015 and continuing through 2019. None of the stock option grants in 2011 were made to any named executive officer.

The date of grant for all equity awards granted to executives and employees is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes that all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

Perquisites and Personal Benefits

Certain named executive officers received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include health insurance, life insurance, disability insurance, automobile allowances, club memberships, certain opportunities to travel using the Company’s aircraft and matching contributions to 401(k) accounts. The aggregate incremental cost to the Company during fiscal 2011 of such benefits is reflected in the Summary Compensation Table below.

Chief Executive Officer Compensation

Mr. Wessel was elected to the position of chief executive officer in November 2006. Mr. Wessel’s base salary was $890,000 in 2011, and subsequently increased to $926,000 effective January 2012. Based on the Company’s performance in fiscal 2011, Mr. Wessel received a cash award of $2,670,000 under the APIP (a non-equity incentive plan) and a restricted stock award of 30,000 shares under the RSIP. Mr. Wessel’s base salary was $850,000 in 2010. Based on the Company’s performance in fiscal 2010, Mr. Wessel received a cash award of $1,487,500 under the APIP (a non-equity incentive plan) and a restricted stock award of 30,000 shares under the RSIP.

Employment Agreements and Change in Control Provisions

The Company has entered into employment agreements with Messrs. Wessel, Coffman, Orr and Watson, which are more fully described in “Employment Agreements” set forth below. Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board of Directors to remove an executive officer whenever it is in the Company’s best interest, with full discretion on any severance package (excluding vested benefits). The Committee believes that the employment agreements and change-of-control provisions that have been entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Committee believes that the employment agreements are necessary in order to attract and retain the executives. The Committee believes that the change-of-control provisions are necessary in order to retain and maintain stability among the executive group and that the terms of the change-of-control provisions are reasonable based on its review of the change-of-control provisions for similarly situated peer group companies. The Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The overall goal of the Compensation Committee is to insure that compensation policies are established that are consistent with the Company’s strategic business objectives and that provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual incentive compensation and stock ownership.

Other Items

None noted.

Deductibility of compensation expense under IRC Section 162 (m) has not been a material consideration for the Compensation Committee to date due to the levels and types of compensation paid. The Company recorded stock-based compensation expense of $742,000 in 2011. The expense related to equity compensation has been and will continue to be a material consideration in the overall compensation program design.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:

Mikel D. Faulkner

Randel G. Owen

Jorge Montaño

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by Messrs. Rick L. Wessel, Stephen O. Coffman, R. Douglas Orr, Peter H. Watson and Jim A. Motley, the 2011 named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. The Company has an employment agreement with Mr. Wessel, the Chief Executive Officer and President, an employment agreement with Mr. Coffman, the Chief Operating Officer, an employment agreement with Mr. Orr, the Chief Financial Officer, and an employment agreement with Mr. Watson, General Counsel. No such agreement exists with the other named executive officer. When setting total compensation for the named executive officers, the Compensation Committee reviews tally sheets that show each executive’s current compensation, including equity and non-equity based compensation.

						Non-
						Equity
						Incentive
						Plan	All Other
Name and				Stock		Compen-	Compen-
Principal		Salary	Bonus	Awards		sation	sation	Total
Position	Year	$	$	$		$ (3)	$ (4)	$

Rick L. Wessel,	2011	890,000	-	892,200	(1)	2,670,000	69,217	4,521,417
Chief Executive	2010	850,000	-	855,000	(1)	1,487,500	70,354	3,262,854
Officer and	2009	728,584	250,000	-		749,000	31,023	1,758,607
President

Stephen O.	2011	440,000	-	297,400	(1)	770,000	-	1,507,400
Coffman, Chief	2010	420,000	-	285,000	(1)	525,000	-	1,230,000
Operating	2009	396,000	-	-		396,000	-	792,000
Officer

R. Douglas Orr,	2011	420,000	-	297,400	(1)	735,000	-	1,452,400
Executive VP,	2010	400,000	-	285,000	(1)	500,000	-	1,185,000
Chief Financial	2009	330,000	-	-		330,000	-	660,000
Officer

Peter H.	2011	364,000	37,000	29,740	(2)	-	-	430,740
Watson,	2010	216,000	15,000	-		-	116,750	347,750
General	2009	-	-	-		-	141,800	141,800
Counsel

Jim A. Motley,	2011	234,000	90,000	43,360	(2)	-	-	367,360
Vice President,	2010	225,000	70,000	28,500	(2)	-	-	323,500
Finance	2009	218,000	70,000	-		-	-	288,000

(1)

Amounts represent the grant date fair value of restricted stock awards granted under the terms of the Company’s Restricted Stock Incentive Plan (“RSIP”), which are described in the Long Term Incentive Compensation section of the Compensation Discussion and Analysis included herein. The 2011 restricted stock awards granted under the RSIP consisted of 30,000 shares to the chief executive officer and 10,000 shares each to the chief operating officer and chief financial officer. Grant date fair values were determined by multiplying the number of shares granted times the closing market price of the Company’s Common Stock on the date of grant. 20% of the awards were eligible for performance-based vesting based upon the 2011 performance measure, while 80% of performance-based vesting will be based on the performance measures in 2012, 2013, 2014 and 2015 (20% per year). The performance measure is defined as the percentage of net income growth over the comparative base period in fiscal 2010. For 2011, the Company achieved the targeted growth in net income compared to the base year. The Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (20%) of total target award, based on actual performance results in 2011. The 2010 restricted stock awards granted under the RSIP consisted of 30,000 shares to the chief executive officer and 10,000 shares each to the chief operating officer and chief financial officer. Grant date fair values were determined by multiplying the number of shares granted times the closing market price of the Company’s Common Stock on the date of grant. 60% of the awards were eligible for performance-based vesting based upon the 2010 performance measure, while 40% of performance-based vesting will be based on the performance measures in 2011, 2012, 2013 and 2014 (10% per year). The performance measure is defined as the percentage of net income growth over the comparative base period in fiscal 2009. For 2010 and 2011, the Company has achieved the targeted growth in net income compared to the base. The Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting each year based on actual performance results in 2010 and 2011, respectively. Approximately $440,000 and $855,000 was recognized as compensation expense in fiscal 2011 and 2010, respectively, as a result of the performance-based vesting of all RSIP awards.

(2)

Amounts represent the grant date fair value of restricted stock awards granted under the Company’s 2011 Long-Term Incentive Plan. The 2011 restricted stock awards granted under the 2011 Long-Term Incentive Plan consisted of 1,000 shares each to the general counsel and to the vice president, finance. Grant date fair values were determined by multiplying the number of shares granted times the closing market price of the Company’s Common Stock on the date of grant. These were discretionary awards which vest ratably over time beginning in January 2012, and become fully vested in January 2018. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The restricted stock awards granted in 2010 consisted of 1,000 shares to the vice president, finance. These awards vest ratably over time beginning in January 2011, and become fully vested in January 2017.

(3)

Amounts represent cash awards granted under the terms of the Company’s Annual Performance Incentive Plan (“APIP”) which is provided under the term of the stockholder-approved Executive Performance Incentive Plan (the “Incentive Plan). The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. For fiscal 2011, the Compensation Committee established diluted earnings per share from continuing operations as the primary performance measure for the APIP. Additional measures related to growth in revenues, gross profit and net income and achievement of store addition targets were also included as components. For the participating executive officers, the Company had to achieve threshold diluted earnings per share from continuing operations in a range of $2.08 to $2.20 in order to receive an award under the plan. The range of awards related to the earnings per share target ranged from 50% to 175% of each CEO’s Target Award for 2011 and from 25% to 100% of the other participants’ Target Award for 2011. In addition, the chief executive officer could receive awards totaling from 25% to 125% of the Target Award for attaining goals related to revenue growth, gross profit growth, net income growth and store openings/additions, making the chief executive officer’s maximum achievable award under the plan equal to 300% of the Target Award. The other participants could receive awards totaling from 25% to 75% of the Target Award for attaining goals related to revenue growth, gross profit growth, and store openings/additions and, making the other participants’ maximum achievable award under the plan equal to 175% of the Target Award. For 2011, and as provided in the Plan, earnings per share measures as described above were adjusted retroactively to reflect the impact of the Company’s decision to sell its short-term loan operations in Illinois. Actual earnings per share from continuing operations in fiscal 2011, which excluded the earnings from discontinued Illinois short-term loan operation, were $2.25 per share. In addition, the Company exceeded all store addition targets and growth targets for revenue, gross profit and net income. This resulted in the Compensation Committee awarding the maximum incentive awards being paid to each of the participating executive officers, which was 300% of the Target Award for the chief executive officer and 175% of the Target Award for the other participants. For fiscal 2010, the Compensation Committee established diluted earnings per share from continuing operations as the primary performance measure for the APIP. For the chief executive officer, additional measures related to store additions and revenue growth from continuing operations were also included as lesser components. For the participating executive officers, the Company had to achieve threshold diluted earnings per share from continuing operations in a range of $1.50 to $1.62 in order to receive an award under the plan. The range of awards related to the earnings per share target range from 25% to 125% of each participant’s Target Award for 2010. In addition, the chief executive officer could achieve two additional awards equal to 25% of the chief executive officer’s Target Award for attaining goals related to store openings/additions and revenue growth, making the chief executive officer’s maximum achievable award under the plan equal to 175% of the Target Award. For 2010, and as provided in the Plan, earnings per share measures as described above were adjusted retroactively to reflect the impact of the Company’s decision to discontinue its credit services operations in Maryland due to a change in state law. Actual earnings per share from continuing operations in fiscal 2010, which excluded the earnings from discontinued Maryland credit services operation, were $1.75 per share. In addition, the Company exceeded the store addition targets and revenue growth targets established for the chief executive officer. This resulted in the Compensation Committee awarding the maximum incentive awards being paid to each of the participating executive officers, which was 175% of the Target Award for the chief executive officer and 125% of the Target Award for the other participants. Over the prior three fiscal years, the Compensation Committee has not exercised its discretion to alter any individual awards.

(4)

The Company provides the named executive officers with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column include (i) matching contributions by the Company under the First Cash 401(k) Profit Sharing Plan; (ii) automobile allowances to certain executive officers; (iii) reimbursement for club dues, (iv) reimbursement of health insurance and long-term disability premiums for Mr. Rick Wessel, and (v) personal use of the Company’s aircraft by Mr. Rick Wessel. (The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.)  As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual named executive officers for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s other compensation for 2011 includes matching contributions to a 401(k) account of $5,880, an automobile allowance of $7,729, reimbursement for dues at a country club in the amount of $21,507, Company-paid health insurance premiums in the amount of $5,278, personal use of the corporate aircraft of $27,542 and Company-paid long-term disability insurance premiums in the amount of $1,282. Mr. Wessel’s other compensation for 2010 includes matching contributions to a 401(k) account of $5,880, an automobile allowance of $7,466, reimbursement for dues at a health club in the amount of $2,078, Company-paid life insurance premiums in the amount of $5,560, Company-paid health insurance premiums in the amount of $5,277, personal use of the corporate aircraft of $43,255 and Company-paid long-term disability insurance premiums in the amount of $837. Mr. Wessel’s other compensation for 2009 includes matching contributions to a 401(k) account of $5,580, an automobile allowance of $8,765, reimbursement for dues at a health club in the amount of $2,010, Company-paid life insurance premiums in the amount of $5,560, Company-paid health insurance premiums in the amount of $4,619, personal use of the corporate aircraft of $3,652 and Company-paid long-term disability insurance premiums in the amount of $837.

Mr. Watson's other compensation was for legal and consulting fees earned prior to him becoming an employee and officer of the Company beginning in May 2010.

Employment Agreements

The Company has entered into employment agreements with four of the named executive officers that will require it to make payments to these individuals in the event of the termination of their employment or change in control of the Company. In addition, the Company’s executive compensation and benefit plans provide such named executive officers with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The amounts payable to each of the named executive officers in each situation is described below, assuming that each individual’s employment had terminated or a change in control of the Company had occurred on December 31, 2011.

In 2007, Mr. Wessel entered into an amended and restated employment agreement with the Company through December 31, 2012 to serve as the chief executive officer and president of the Company. The agreement was amended in April 2010 to extend the term through December 31, 2015; at the discretion of the Board of Directors this agreement may be extended for additional successive periods of one year on each January 1 anniversary. The agreement provides for: (i) a base salary, effective January 1, 2010, of $850,000 with increases at the discretion of the Compensation Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) participation in compensation plans at the discretion of the Compensation Committee; (iv) certain fringe benefits including club membership, use of the Company airplane, car, vacation, a term life insurance policy with a beneficiary designated by Mr. Wessel in the amount of $4 million; and (v) reimbursement of business related expenses. Mr. Wessel has agreed not to compete with the Company for a period of one year following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of 90 days following his termination. Upon a change of control, Mr. Wessel may terminate the employment agreement with 90 days’ notice. Upon a change in control or other termination by Mr. Wessel for good cause or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Wessel all accrued compensation and expenses, plus all compensation and benefits provided for in the employment agreement through the term of the agreement. If Mr. Wessel’s agreement had been terminated on December 31, 2011 by the Company without cause or as a result of death or disability, or by Mr. Wessel for good cause or following a change in control, Mr. Wessel would have been entitled to receive $3,560,000 in severance payments. All payments made in connection with the termination of Mr. Wessel’s agreement must be paid by the Company in a single lump sum thirty days following the termination date of the agreement. Mr. Wessel’s current base salary for 2012 is $926,000 per year. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2011, Mr. Wessel would also have vested in 33,000 shares of restricted stock under the terms of the Company’s 2010 and 2011 Restricted Stock Incentive Plans.

In April 2010, Mr. Coffman entered into an amended and restated employment agreement, with the Company effective through December 31, 2013 to serve as the chief operating officer of the Company. The agreement provides for: (i) a base salary of $420,000 with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Coffman has agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Coffman is entitled to severance payments equal to his then current annual base salary for twelve months. If this agreement had been terminated by the Company on December 31, 2011, other than for cause, Mr. Coffman would have been entitled to severance payments equal to $440,000, paid over twelve months. In addition, should a future change in control of Company occur, the agreement provides for severance payments to Mr. Coffman equal to 100% of his then current annual base salary for remaining term of the agreement. Mr. Coffman’s current base salary for 2012 is $458,000 per year. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2011, Mr. Coffman would also have vested in 11,000 shares of restricted stock under the terms of the Company’s 2010 and 2011 Restricted Stock Incentive Plans.

In April 2010, Mr. Orr entered into an employment agreement with the Company effective through December 31, 2013 to serve as the executive vice president and chief financial officer of the Company. The agreement provides for: (i) a base salary of $400,000 with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Orr has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Orr is entitled to severance payments equal to his then current annual base salary for twelve months. If this agreement had been terminated by the Company on December 31, 2011, other than for cause, Mr. Orr would have been entitled to severance payments equal to $420,000, paid over twelve months. In addition, should a future change in control of Company occur, the agreement provides for severance payments to Mr. Orr equal to 100% of his then current annual base salary for remaining term of the agreement, or for twelve months, whichever is greater. Mr. Orr’s current base salary for 2012 is $437,000 per year. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2011, Mr. Orr would also have vested in 11,000 shares of restricted stock under the terms of the Company’s 2010 and 2011 Restricted Stock Incentive Plans.

In April 2010, Mr. Watson entered into an employment agreement with the Company effective through December 31, 2013 to serve as general counsel of the Company. The agreement provides for: (i) a base salary of $350,000 with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Watson has agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Watson is entitled to severance payments equal to his then current annual base salary for twelve months. If this agreement had been terminated by the Company on December 31, 2011, other than for cause, Mr. Watson would have been entitled to severance payments equal to $364,000, paid over twelve months. In addition, should a future change in control of Company occur, the agreement provides for severance payments to Mr. Watson equal to 100% of his then current annual base salary for remaining term of the agreement, or for twelve months, whichever is greater. Mr. Watson’s current base salary for 2012 is $375,000 per year. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2011, Mr. Watson would also have vested in 900 shares of restricted stock granted to him in 2011.

Consulting Agreement

In 2005, Mr. Phillip E. Powell, a former director and chief executive officer of the Company, entered into a consulting agreement with the Company to perform such services as may be requested by the Board of Directors. The agreement was amended in April 2010 to extend the term through December 31, 2016. The amended agreement provides for: (i) annual payments of $700,000; (ii) certain other benefits including club membership, car, health insurance; and (iii) reimbursement of business-related expenses. Mr. Powell has agreed not to compete with the Company, not to solicit employees of the Company, and not to solicit customers of the Company while serving as a consultant and for a period of one year following termination of the consulting agreement. Upon a change of control, Mr. Powell may terminate the consulting agreement with 90 days notice. Upon a change in control or other termination by Mr. Powell for good cause or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Powell all accrued compensation and expenses, plus all compensation and benefits provided for in the consulting agreement through the term of the agreement. If Mr. Powell’s agreement had been terminated on December 31, 2011 by the Company without cause or as a result of death or disability, or by Mr. Powell for good cause or following a change in control, Mr. Powell would have been entitled to receive $3,500,000 paid by the Company in a single lump sum thirty days following the termination date of the agreement.

Stock Options and Warrants

Grants of Plan-Based Awards for Fiscal Year 2011

The following table provides information regarding the estimated possible payouts to participants under the Company’s Executive Incentive Performance Plan. Except as set forth below, there were no other grants of equity or non-equity awards to named executive officers during 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Rick L. Wessel	Jan. 25, 2011	222,500	890,000	2,670,000	-	-	-	-	-	-	-
	Jan. 25, 2011	-	-	-	-	30,000	30,000	-	-	-	892,200	(2)

Stephen O. Coffman	Jan. 25, 2011	110,000	440,000	770,000	-	-	-	-	-	-	-
	Jan. 25, 2011	-	-	-	-	10,000	10,000	-	-	-	297,400	(2)

R. Douglas Orr	Jan. 25, 2011	105,000	420,000	735,000	-	-	-	-	-	-	-
	Jan. 25, 2011	-	-	-	-	10,000	10,000	-	-	-	297,400	(2)

Peter H. Watson	Jan. 25, 2011	-	-	-	-	-	-	-	-	-	29,740	(3)

Jim A. Motley	Oct. 18, 2011	-	-	-	-	-	-	-	-	-	43,360	(3)

(1)

The cash awards set forth in these columns are provided under the terms of the Annual Performance Incentive Plan, which is described in the Short Term Incentive Compensation section of the Compensation Discussion and Analysis and in the Summary Compensation Table.

(2)

These restricted stock awards are provided under the terms of the Restricted Stock Incentive Plan, which is described in the Long Term Incentive Compensation section of the Compensation Discussion and Analysis and in the Summary Compensation Table.  Amounts shown in these columns represent shares from the 2011 award available for vesting over the measurement periods from 2011 through 2015.

(3)

These are discretionary restricted stock awards granted under the 2011 Long-Term Incentive Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and warrants by the named executive officers as of December 31, 2011.  Each outstanding option and warrant grant is shown separately for each named executive officer.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)

Rick L.	90,000		-		-	15.00	01/2015	-	-	-		-
Wessel	90,000		-		-	15.00	12/2015	-	-	-		-
	90,000		-		-	17.00	12/2015	-	-	-		-
	90,000		-		-	17.50	01/2015	-	-	-		-
	90,000		-		-	19.00	12/2015	-	-	-		-
	90,000		-		-	20.00	01/2015	-	-	-		-
	240,000	(1)	-		-	3.83	05/2013	-	-	-		-
	-		-		-	-	-	-	-	9,000	(5)	315,810
	-		-		-	-	-	-	-	24,000	(6)	842,160

Stephen O.	50,000		40,000	(2)	-	10.00	03/2018	-	-	-		-
Coffman	-		-		-	-	-	-	-	3,000	(5)	105,270
	-		-		-	-	-	-	-	8,000	(6)	280,720

R. Douglas	-		6,000	(3)	-	3.33	01/2013	-	-	-		-
Orr	60,000		-		-	15.00	12/2015	-	-	-		-
	60,000		-		-	17.00	12/2015	-	-	-		-
	60,000		-		-	17.50	01/2015	-	-	-		-
	60,000		-		-	19.00	12/2015	-	-	-		-
	60,000		-		-	20.00	01/2015	-	-	-		-
	-		-		-	-	-	-	-	3,000	(5)	105,270
	-		-		-	-	-	-	-	8,000	(6)	280,720

Peter H.	-		-		-	-	-	-	-	900	(8)	31,581
Watson

Jim A.	8,332		16,668	(4)	-	24.57	04/2017	-	-	-		-
Motley	-		-		-	-	-	-	-	900	(7)	31,581
	-		-		-	-	-	-	-	1,000	(8)	35,090

(1)

These are warrants to purchase Common Stock which are fully vested.

(2)

The option to purchase Common Stock will vest and become exercisable as follows:  20,000 shares on March 18, 2012 and 20,000 shares on March 18, 2013.

(3)

The option to purchase Common Stock will vest and become exercisable as follows:  6,000 shares on January 29, 2012.

(4)

The option to purchase Common Stock will vest and become exercisable as follows:  4,166 shares on April 24, 2012, 4,166 shares on April 24, 2013, 4,166 shares on April 24, 2014, and 4,170 shares on April 24, 2015.

(5)

Restricted stock awards granted in 2010 under the RSIP.  Vesting is performance-based, equally divided over measurement periods in fiscal 2012, 2013 and 2014.

(6)

Restricted stock awards granted in 2011 under the RSIP.  Vesting is performance-based, equally divided over measurement periods in fiscal 2012, 2013, 2014 and 2015.

(7)

Restricted stock awards granted in 2010.  Vesting is time-based over seven years and will be fully vested in 2017.

(8)

Restricted stock awards granted in 2011.  Vesting is time-based over seven years and will be fully vested in 2018.

(9)

The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2011, which was $35.09.

Option Exercises and Stock Vested In Fiscal 2011

The following table provides information, for the named executive officers, as to (1) the aggregate stock options and warrants exercised during 2011, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting	Value Realized on Vesting $
Rick L. Wessel	160,000	3,741,400	9,000	315,810
Stephen O. Coffman	-	-	3,000	105,270
R. Douglas Orr	38,000	886,242	3,000	105,270
Peter H. Watson	-	-	100	3,299
Jim A. Motley	-	-	100	3,299

Pension Benefits

The Company does not have a defined benefit pension plan for its employees and has not included a table disclosing the actuarial present value of each named executive officer’s accumulated benefits under defined benefit pension plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year. The only retirement plans available to the named executive officers was the Company’s qualified 401(k) savings plan, which is available to all employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution and other nonqualified deferred compensation plans for its employees or directors.

Compensation of Directors

The following table presents summary information for the year ended December 31, 2011 regarding the compensation of the non-employee and non-consultant members of the Company’s Board of Directors:

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	$	$	$	$	$	$	$
Mikel D. Faulkner	120,000	-	-	-	-	-	120,000
Jorge Montaño	120,000	-	-	-	-	-	120,000
Randel G. Owen	120,000	-	-	-	-	-	120,000

The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is shown in the Summary Compensation Table in the “Executive Compensation” section. Directors are reimbursed for travel and lodging expenses in connection with their attendance at Board of Directors and committee meetings.

REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

During the fiscal year ended December 31, 2011, the Company had an informal policy for the review of transactions in which the Company was a participant, and in which any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest.  While the Company does not have a written policy, pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Hein & Associates LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2011. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting as well as the independent auditor's report on the effectiveness of the Company's internal control over financial reporting. Management's Report on Internal Control over Financial Reporting is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee met privately with Hein & Associates LLP, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Statement on Auditing Standards No. 90, Communications with Audit Committees, as amended. In addition, the Audit Committee received from Hein & Associates LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Hein & Associates LLP its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by Hein & Associates LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management's Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee:

Mikel D. Faulkner

Randel G. Owen

Jorge Montaño

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference herein.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company's certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with the election of directors.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than January 11, 2013 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

/s/ R. Douglas Orr

Arlington, Texas

R. Douglas Orr

April 18, 2012

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by First Cash Financial Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY

FIRST CASH FINANCIAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 12, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST CASH  FINANCIAL  SERVICES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of First Cash Financial Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Cash Financial Services, Inc. to be held at 690 East Lamar Boulevard, Suite 400, Arlington, Texas on Tuesday, June 12, 2012 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would posses if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

For

Withhold

For All

To withhold authority to vote for any

All

All

Except

individual nominee(s), mark “For All

The Board of Directors recommends that you

Except” and write the number(s) of

vote FOR the following:

the nominee(s) on the line below.

1.

Election of Director(s)

[   ]

[   ]

[   ]

_____________________________

Nominee(s):

01

Mr. Rick L. Wessel

The Board of Directors recommends you vote FOR proposal(s) 2 and 3

For

Against

Abstain

2.

Ratification of the selection of Hein & Associates LLP as the independent registered public accounting firm

[   ]

[   ]

[   ]

of the Company for the year ending December 31, 2012.

3.

Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.

[   ]

[   ]

[   ]

NOTE:  Other Matters:  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting including adjournment.

Dated:________________

________________________________

________________________________

(Signature)

(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.